Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO REPORTS SHARE PLACEMENT

Reston, VA., (Business Wire) June 6, 2008 - ICO Global Communications (Holdings) Limited (ICO) (NASDAQ: ICOG) today announced that on June 5, 2008 the company entered into a securities purchase agreement (SPA) with a small group of institutional investors. Under the SPA, ICO will issue and sell 6,515,697 shares of its Class A Common Stock at a price equal to the 20 day moving average of ICO’s closing price as quoted on NASDAQ, less a discount of 5%. The sale will result in aggregate gross proceeds to the company of $23,500,000, which equates to approximately 3% dilution to ICO’s fully diluted shares outstanding. Pursuant to the terms of the SPA, ICO must file a registration statement with the Securities and Exchange Commission within 30 days from the closing of the transaction, which is set for June 9, 2008. The Company did not engage an investment banker for this transaction, and ICO intends to use the proceeds from the offering to support its current business activities.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities. ICO G1 is capable of supporting wireless voice, data, and/or Internet services throughout the United States on mobile and portable devices. ICO is deploying a mobile interactive media service known as ICO mim(TM).  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 live channels of premium television content.  ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the closing of the SPA and the issuance and sale by ICO of stock in exchange for gross proceeds of $23,500,000. The forward-looking statements involve risks and uncertainties, namely the satisfaction of certain closing conditions, that could cause actual results to differ materially from our expected results. More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:

Christopher Doherty
ICO
703-964-1414
christopher.doherty@ico.com

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